Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

 DOCUMENT SPA-12022015

This Securities Purchase Agreement (this “Agreement”) is dated as of December 2, 2015, between MyECheck, Inc., a Wyoming corporation (the “Company”) and JMJ Financial (the “Purchaser”) (referred to collectively herein as the “Parties”).

WHEREAS, the Company desires to sell and Purchaser desires to purchase a Convertible Promissory Note due, subject to the terms therein, two (2) years from its effective date of issuance, issued by the Company to the Purchaser, in the form of Exhibit A attached hereto (the “Note”) and a Warrant to purchase 1,833,333 shares of the Company’s common stock for a period of five (5) years from the date hereof, issued by the Company to the Purchaser, in the form of Exhibit B attached hereto (the “Warrant,” and together with the Note, the “Securities”) as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE I	PURCHASE AND SALE

1.1           Purchase and Sale. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase the Note, in an aggregate principal amount of $500,000, and a Warrant to purchase 1,833,333 shares of Company common stock with an aggregate exercise price of $55,000. The Purchaser shall deliver to the Company, via wire transfer, immediately available funds in the amount of US $100,000 (the “Purchase Price”) and the Company shall deliver to the Purchaser the Note and the Warrant, and the Company and the Purchaser shall deliver any other documents or agreements related to this transaction.

1.2           Effective Date. This Agreement will become effective only upon occurrence of the two following events: execution of this Agreement, the Note, and the Warrant by both the Company and the Purchaser, and delivery of the first payment of the Purchase Price by the Purchaser to the Company.

1.3           Additional Payments. The Note allows the Purchaser to pay up to $350,000 of additional consideration to the Company in such amounts and at such dates as the Purchaser and the Company may mutually agree (each, an “Additional Payment”). Within three (3) days after Purchaser makes any Additional Payment to the Company under the Note, the Company shall execute and deliver to the Purchaser an additional warrant in the form of the Warrant issued hereunder with an aggregate exercise amount equal to 55% of the dollar amount of the Additional Payment made by the Purchaser, a per share Exercise Price equal to the lesser of $0.03 per share or the closing price per share on the date of the Additional Payment (subject to adjustment as provided therein), and the number of shares for which the warrant is exercisable equal to the aggregate exercise amount for the additional warrant divided by the Exercise Price per share, and any such Warrant will be immediately exercisable upon the date of issuance of such Warrant. For example, if the Purchaser makes an Additional Payment of $50,000 and the price per share of the Company’s common stock closes at $0.01 per share on the date of the Additional Payment, the Company shall execute and deliver to the Purchaser a Warrant exercisable to purchase 2,750,000 shares with an Exercise Price per share of $0.01 and an aggregate exercise amount of $27,500.

ARTICLE II	MISCELLANEOUS

2.1           Successors and Assigns. This Agreement may not be assigned by the Company. The Purchaser may assign any or all of its rights under this Agreement and agreements related to this transaction. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2           Reservation of Authorized Shares. As of the effective date of this Agreement and for the remaining period during which the Note is outstanding and the Warrant is exercisable for shares of the Company, the Company will reserve from its authorized and unissued common stock a sufficient number of shares (at least 75,000,000 common shares) to provide for the issuance of common stock upon the full conversion of the Note and the full exercise of the Warrant. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of the Note and the Warrant constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of common stock upon the conversion of the Note and the exercise of the Warrant. No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Securities to be sold by the Company as contemplated by the Agreement or for the issuance of the shares contemplated by the Note or the shares contemplated by the Warrant.

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2.3           Piggyback Registration Rights. The Company shall include on the next registration statement (but excluding any registration statement on Form S-8) the Company files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of the Note and all shares issuable upon exercise of the Warrant. Failure to do so will result in liquidated damages of 10% of the outstanding principal balance of the Note, but not less than $50,000, being immediately due and payable to the Purchaser at its election in the form of cash payment or addition to the balance of the Note.

2.4           Rule 144 Tacking Back and Registration Rights. Whenever the Note or Warrant or any other document related to this transaction provides that a conversion amount, make-whole amount, penalty, fee, liquidated damage, or any other amount or shares (a “Tack Back Amount”) tacks back to the original date of the Note, Warrant, or document for purposes of Rule 144 or otherwise, in the event that such Tack Back Amount was registered or carried registration rights, then that Tack Back Amount shall have the same registration status or registration rights as were in effect immediately prior to the event that gave rise to such Tack Back Amount tacking back. For example, if the Purchaser converts a portion of the Note and receives registered shares and the Purchaser later rescinds that conversion, the conversion amount would be returned to the principal balance of the Note and upon any future conversion of the Note the amount converted would be convertible into shares registered on that registration statement.

2.5           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

2.6           Delivery of Process by Purchaser to Company. In the event of any action or proceeding by the Purchaser against the Company, and only by Purchaser against the Company, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Purchaser via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known address or to its last known attorney as set forth in its most recent SEC filing.

2.7           Notices. Any notice required or permitted hereunder must be in writing and either be personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

2.8           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of this Agreement may be effected by email.

2.9           Expenses. The Company and the Purchaser shall pay all of their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement. In the event any attorney is employed by either party to this Agreement with respect to legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

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2.10           No Public Announcement. Except as required by securities law, no public announcement may be made regarding this Agreement, the Note, the Warrant, or the Purchase Price without written permission by both the Company and the Purchaser.

2.11           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 2nd day of December, 2015.

COMPANY:

MYECHECK, INC.

By:	/s/ Edward R. Starrs
Edward R. Starrs
Chief Executive Officer

PURCHASER:

/s/ JMJ Financial
JMJ Financial / Its Principal

[Securities Purchase Agreement Signature Page]

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